Exhibit 99.1

Press Release
FOR IMMEDIATE RELEASE
JLG Industries, Inc.
1 JLG Drive
McConnellsburg, PA 17233-9533
Telephone (717) 485-5161	Contact: Juna Rowland
Fax (717) 485-6417	Vice President — Corporate & Investor Relations
www.jlg.com	(240) 313-1816, ir@jlg.com
JLG ANNOUNCES GLOBAL ALLIANCE WITH CATERPILLAR
TO SUPPLY CAT BRANDED TELEHANDLERS
Agreement Includes Purchase of Caterpillar Telehandler Intellectual Property
     McConnellsburg, Pa, October 27, 2005 – JLG Industries, Inc. (NYSE: JLG) announced today that it has signed definitive agreements to enter into a global alliance with Caterpillar Inc. (NYSE: CAT) to design and produce a full Cat branded telehandler product line exclusively for Caterpillar dealers. The alliance is a strong fit for both companies and will give JLG greater access to global channels to market. JLG’s reputation for product innovation, quality, and after-sales service and support, coupled with Caterpillar’s global brand, distribution expertise and component capabilities will offer Caterpillar dealers around the world a broad product line to meet their customers’ needs and further enhance JLG’s position as a market leader in telehandler design, manufacture, sales and service.
     “We are very pleased to be able to form an alliance with Caterpillar and its global dealer network to build on our core strengths in the access market and provide a broad line of quality telehandlers to customers throughout the world,” commented Bill Lasky, JLG’s Chairman of the Board, President, and Chief Executive Officer. “Consistent with our strategy of growth in our core products and diversification of our revenue streams through multiple channels to market, we are excited about this opportunity to further expand our global telehandler presence. We are equally excited to be working with Caterpillar, a manufacturer with an excellent reputation and a well-respected global dealer network. We are honored to have earned its endorsement of JLG’s manufacturing capabilities to produce high quality telehandlers reflective of the Cat brand, and we look forward to the additional benefit of an expanded Cat relationship as a major component supplier to JLG.”
     “This alliance leverages our respective strengths, combining Caterpillar’s global brand, distribution and component expertise with JLG’s strong design capabilities in the telehandler and lift industry, to deliver a world-class telehandler product line to our dealers,” said Ed Rapp, Vice President of Caterpillar’s Building Construction Products Division (BCP).
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     Under the terms of the 20-year strategic alliance agreement, JLG will provide exclusively to Caterpillar dealers a full line up of Cat branded telehandler products. The Company will support the North American and Latin American markets from its McConnellsburg, Pennsylvania facility, and the markets in Europe and the rest of the world from its Maasmechelen, Belgium facility.
     Concurrently, JLG has signed definitive agreements with Caterpillar to acquire certain equipment, tooling, and intellectual property of its telehandler group. The purchase price for Caterpillar’s telehandler assets is $51.4 million, with $46.4 million paid at closing and $5 million upon transition of Cat branded telehandler sales to JLG, currently anticipated to be approximately 12 months from now. In addition, JLG expects to invest an additional $30 million during the transition period (Fiscal Year 2006) for the development of the North American Caterpillar product line and for capacity improvements in both Belgium and Pennsylvania to accommodate the additional volume. Of this amount, approximately $14 million will be capitalized and $16 million will be expensed.
     “Diluted earnings per share will be impacted by an estimated $0.20 in Fiscal Year 2006 due to design and capacity investments and the program is projected to be eleven percent accretive in Fiscal Year 2007,” stated Jim Woodward, JLG’s Executive Vice President and Chief Financial Officer. “The value of gaining access to these products, markets and unparalleled distribution system clearly merits the near-term dilution, and further positions JLG as a world-class access industry leader. Based on current forecasts, sales in the first full year of production are expected to be in the range of $325 to $350 million and the program is projected to pass our targets of a 15 percent return on invested capital and less than 4 times invested capital to EBITDA during the second full year of production. As a result of this transaction and an updated review of our current forecast, we reaffirm fiscal 2006 sales are expected to increase between 15 and 20 percent, and earnings per diluted share are anticipated to be in the $1.95 to $2.05 range. ”
Conference Call
     Management will provide a more detailed explanation of the alliance and answer questions during a conference call on Thursday, October 27, 2005 at 9:30 a.m. Eastern Time. The call can be accessed via JLG’s website www.jlg.com, where it will be accompanied by a slide presentation, or by dialing 866-383-8119. International participants should dial 617-597-5344. The access code for both dial-in numbers is 64173427. Please dial into the conference call 10 minutes prior to the start. A replay of the conference call presentation will be available on the Company’s website.
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About JLG
     JLG Industries, Inc. is the world’s leading producer of access equipment (aerial work platforms and telehandlers) and highway-speed telescopic hydraulic excavators. The Company’s diverse product portfolio encompasses some of the most well established and widely recognized brand names in the access equipment industry, including JLG ®, SkyTrak ®, Lull ®, Toucan ™, and Gradall ®, and an array of complementary accessories that increase the versatility and efficiency of these products for end users. JLG markets its products and services through a multi-channel approach that includes a highly trained sales force and utilizes a broad range of marketing techniques, integrated supply programs and a network of distributors in the industrial, commercial, institutional and construction markets. In addition, JLG offers world-class after-sales service and support for its customers. JLG’s manufacturing facilities are located in the United States, Belgium, and France, with sales and service operations on six continents.
About Caterpillar Inc.
     For 80 years, Caterpillar Inc. has been building the world’s infrastructure and, in partnership with its worldwide dealer network, is driving positive and sustainable change on every continent. With 2004 sales and revenues of $30.25 billion, Caterpillar is a technology leader and the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines. More information is available at www.cat.com.
     This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future performance, and involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the following: (i) general economic and market conditions, including political and economic uncertainty in areas of the world where we do business; (ii) varying and seasonal levels of demand for our products and services; (iii) risks associated with acquisitions; (iv) risks from international operations; (v) costs of raw materials and energy, as well as other risks as detailed in the Company’s SEC reports, including the report on Form 10-K for the year ended July 31, 2005.
NOTE: Information contained on our website is not incorporated by reference into this press release.
For more information, visit www.jlg.com.
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